Exhibit 10.2

Execution Version

EXCLUSIVE SUBLICENSE AGREEMENT

THIS EXCLUSIVE SUBLICENSE AGREEMENT (the “Agreement”) is made and effective as of April 5, 2013 (the “Effective Date”) by and between Shire AG, a company organized under the laws of Switzerland, having a principal place of business at Business Park Terre-Bonne, Bâtiment A1, CH. De Terre Bonne 1,1262 Eysins, Switzerland (“Shire”), and Synageva BioPharma Corp., a Delaware corporation having a principal place of business at 128 Spring Street, Suite 520, Lexington, Massachusetts 02421, USA (“Synageva”). Shire and Synageva are referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Children’s Hospital Medical Center, d/b/a Cincinnati Children’s Hospital Medical Center (“CHMC”) owns certain patents related to lysosomal acid lipase that it has licensed to Shire pursuant to an Second Amended and Restated Exclusive License Agreement effective April 5, 2013 (the “CHMC Agreement”);

WHEREAS, Synageva has commenced an action against an Affiliate of CHMC in the Patents Court of the United Kingdom seeking, among other things, a declaration that the UK designation of one of such licensed patents is invalid and revocation of the UK designation of such patent (the “UK Action”);

WHEREAS, a third party filed an opposition with the European Patent Office to one of such licensed patents, for which oral proceedings have been held before the European Patent Office Opposition Division, a written decision of the proceedings has been published and a notice of appeal referred to the European Patent Office Board of Appeal (the “EPO Opposition”);

WHEREAS, Synageva and one of its Affiliates have commenced an action in the Tribunal de Grande Instance of Paris against CHMC and certain of its Affiliates seeking, among other things, revocation of the French designation of one of such licensed patents (the “French Action” and, together the UK Action and the EPO Opposition, the “Actions”);

WHEREAS, Shire has been defending the Actions on behalf of CHMC and its Affiliates;

WHEREAS, the Parties desire to settle the Actions pursuant to a settlement agreement among Shire, certain of its Affiliates, CHMC, certain of its Affiliates, and Synageva and certain of its Affiliates of even date herewith (the “Settlement Agreement”) under which Shire has agreed, among other things, to grant Synageva an exclusive sublicense under such licensed patents on the terms set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, Synageva and Shire agree as follows:

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 1 - DEFINITIONS

In the terms defined and used herein, the singular shall include the plural and vice versa. Undefined terms in this Agreement (other than names of Parties and Article headings) which are set forth in upper case letters have the meanings established for such terms in the succeeding Sections of this Article 1.

1.1 “Affiliate” means, with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with such person or entity. “Control” means that one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors or otherwise to direct or cause the direction of management, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct or cause the direction of the management of such non-corporate entities.

1.2 “Commercially Reasonable Efforts” means efforts that are not less than those efforts a Party makes with respect to other products in its portfolio at a similar stage of development or in a similar stage of product life, with similar developmental risk profiles, of similar market and commercial potential, taking into account the competitiveness of the market place, the proprietary position of the products, the regulatory structure involved, the profitability of the applicable products and other relevant factors, but, in any event, not less than the efforts that would be exerted by a reasonably prudent and diligent biopharmaceutical company similarly situated to such Party to accomplish similar objectives.

1.3 “Confidential Information” has the meaning set forth in Section 10.3 (Confidential Information).

1.4 “Europe” means the following countries only: United Kingdom, Germany, France, Italy and Spain.

1.5 “Family 1 Patents” means the United States and foreign patents and patent applications that are listed on Exhibit A hereto under the heading “Family 1 Patents” and any patents maturing from any of the foregoing that are patent applications, and any divisionals, continuations, continuations-in-part (solely to the extent that the claims in such continuations-in-part are directed to subject matter disclosed in the patents and patent applications listed in Exhibit A) or other applications sharing common priority with any of the foregoing anywhere in the world (and all resulting patents therefrom), any re-examinations, reissues, renewals, restorations, and extensions (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof) of any of such patents or patent applications, and any foreign counterparts of any of the foregoing (whether or not listed on Exhibit A).

1.6 “Family 2 Patents” means the United States and foreign patents and patent applications that are listed on Exhibit B hereto and any patents maturing from any of the foregoing that are patent applications, and any divisionals, continuations, continuations-in-part or other

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

applications sharing common priority with any of the foregoing anywhere in the world (and all resulting patents therefrom), any re-examinations, reissues, renewals, restorations, and extensions (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof) of any of such patents or patent applications, and any foreign counterparts of any of the foregoing (whether or not listed on Exhibit B).

1.7 “Family 3 Patents” means the United States and foreign patents and patent applications that are listed on Exhibit A hereto under the heading “Family 3 Patents” (which are jointly owned by Shire HGT and CHMC) and any patents maturing from any of the foregoing that are patent applications, and any divisionals, continuations, continuations-in-part (solely to the extent that the claims in such continuations-in-part are directed to subject matter disclosed in the patents and patent applications listed in Exhibit A) or other applications sharing common priority with any of the foregoing anywhere in the world (and all resulting patents therefrom), any re-examinations, reissues, renewals, restorations, and extensions (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof) of any of such patents or patent applications, and any foreign counterparts of any of the foregoing (whether or not listed on Exhibit A).

1.8 “Family 4 Patents” means the United States and foreign patents and patent applications that are listed on Exhibit A hereto under the heading “Family 4 Patents” and any patents maturing from any of the foregoing that are patent applications, and any divisionals, continuations, continuations-in-part (solely to the extent that the claims in such continuations-in-part are directed to subject matter disclosed in the patents and patent applications listed in Exhibit A) or other applications sharing common priority with any of the foregoing anywhere in the world (and all resulting patents therefrom), any re-examinations, reissues, renewals, restorations, and extensions (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof) of any of such patents or patent applications, and any foreign counterparts of any of the foregoing (whether or not listed on Exhibit A).

1.9 “Field of Use” means all uses.

1.10 “First Commercial Sale” means the first bona fide commercial sale of a Product by Synageva or one of its Affiliates or Sublicensees for use in the Field of Use within a country in the Territory following issuance of all applicable Regulatory Approvals required prior to commercial sale in such country.

1.11 “GAAP” means generally accepted accounting principles in the United States, consistently applied; provided that, to the extent that Synageva adopts International Financial Reporting Standards (“IFRS”), then “GAAP” means IFRS, consistently applied.

1.12 “Government” means the federal, state and/or local government(s) and regulatory bodies of any country or multinational governmental entities within the Territory.

1.13 “Net Sales” means the gross amount invoiced for commercial sales of Products, as applicable, in an arm’s length transaction by Synageva, its Affiliates or Sublicensees to Third Parties (“Gross Sales”), less the following deductions from such Gross Sales, which are actually incurred, allowed, accrued or specifically allocated:

(a) Normal and customary trade, cash and quantity discounts actually given, coupons actually taken, credits, price adjustments or allowances for damaged products, returns or rejections of products;

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b) Adjustments, allowances, credits, fees, reimbursements, chargeback payments and rebates (or the equivalent thereof) for the Products granted to group purchasing organizations, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations (including hospitals), Third Party health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local and other Governments, including their agencies, or to wholesalers, distributors or other trade customers;

(c) Reasonable and customary freight, shipping insurance and other transportation expenses directly related to the commercial sale of the Products (if actually borne by Synageva, its Affiliates or Sublicensees without reimbursement from any Third Party); and

(d) Sales, value-added taxes, excise taxes, tariffs and duties, and other taxes and Government charges directly related to the commercial sale, to the extent that such items are included in the gross sales of Products and actually borne by Synageva, its Affiliates or Sublicensees without reimbursement from any Third Party (but not including taxes assessed against the income derived from such commercial sale);

(e) Actual bad debt expense, provided that any actual bad debt expense deducted from Gross Sales that is later collected by Synageva will be included in Net Sales; and

(f) Any item substantially similar in character or substance to any of the foregoing permitted by GAAP prevailing at the time and customary in the pharmaceutical industry at the time.

The transfer of Products by Synageva, one of its Affiliates or Sublicensees to another Affiliate or Sublicensee shall not be considered a commercial sale. In the case of any sale for value, such as barter or counter-trade, of a Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be deemed to be the Net Sales at which substantially similar quantities of such Product are sold for cash in an arm’s length transaction in the relevant country.

For the avoidance of doubt, disposal or use of Products in clinical trials, as free samples, or under compassionate use, patient assistance, named patient use, or test marketing programs or non-registrational studies or other similar programs or studies where the Product is supplied without charge or at the actual manufacturing cost therefor (without allocation of indirect costs or any mark-up), shall not be considered a commercial sale or result in any Net Sales under this Section 1.13 (Net Sales). Nor shall any Products donated by a Synageva, its Affiliates or Sublicensees to non-profit institutions or Government agencies for non-commercial purpose result in any Net Sales. Similarly, any free Products which are supplied to a Third Party in

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

conjunction with the offer for sale, or sale of any Product (in an amount customary in the industry), will not result in any Net Sales of such free goods. The use of a Product by a Party, its Affiliates or Sublicensees for research and development purposes shall not result in any Net Sales. For clarity, there shall be no limit on the quantity of Products which may be used in clinical trials but the quantity of Products to be given away as free samples shall be such quantities common in the industry for this sort of product. Such amounts shall be determined from the books and records of Synageva maintained in accordance with GAAP.

In the event any Product is sold as part of a combination product (being a product containing both a Product and one or more active ingredients or a product in which both Product and one or more active ingredients are packaged), the Net Sales from the combination product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the combination product (as defined in the standard Net Sales definition), during the applicable royalty period, by the fraction, A/(A+B), where A is the average per unit sale price of Product when sold separately as a stand-alone Product in finished form in the country in which the combination product is sold and B is the average per unit sale of the other active ingredients contained in the combination product when sold separately as stand-alone products in finished form in the country in which the combination product is sold, in each case during the applicable royalty reporting period or, if sales of stand-alone Product did not occur in such period, then in the most recent royalty reporting period in which arm’s length fair market sales of such Products, as applicable, occurred. In the event that such average sale price cannot be determined for the stand alone Products or the other products, Net Sales for the purposes of determining royalty payments shall be mutually agreed upon by the Parties based on the relative value contributed by each component.

1.14 “Patents” means the Family 1 Patents, Family 3 Patents and Family 4 Patents.

1.15 “Patent Challenge” means, with respect to a Party, such Party or any of its Affiliates either (a) participating as a named party in any action or proceeding (including any patent opposition or re-examination proceeding or inter partes review, post-grant review or derivation proceeding or third party observation), or otherwise asserting any claim, challenging or denying the validity or enforceability of any patent or patent application or any claim thereof, or (b) providing financial resources or information to any other person or entity with knowledge that such person or entity will use, or is reasonably likely to use, such financial resources or information to bring or prosecute (and such person or entity does in fact use such financial resources or information to bring or prosecute) any action or proceeding (including any patent opposition or re-examination proceeding or inter partes review, post-grant review or derivation proceeding) to challenge or deny the validity or enforceability of any of such patent or patent application or any claim thereof. For the avoidance of doubt, it is understood and agreed that the submission of prior art during the prosecution or maintenance of a patent or patent application or other activity reasonably intended to satisfy the duty of candor and good faith shall not be considered a Patent Challenge. Furthermore, statements regarding one or more of the Patents made by a Party in the course of prosecuting such Party’s patent application (e.g. for the purpose of distinguishing an invention in such a patent application from one of the Patents) shall not be considered a Patent Challenge.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.16 “Product” means lysosomal acid lipase.

1.17 “Regulatory Approval” means any approvals (including supplements, amendments, pre- and post-approvals and price approvals), licenses, registrations or authorizations (including any designations of an indication for a Product as an “Orphan Product” under the Orphan Drug Act or other equivalent legislation), howsoever called, of any Regulatory Authority, which are necessary for the distribution, importation, exportation, manufacture, production, use, storage, transport or clinical testing and/or sale of a Product in a regulatory jurisdiction. Regulatory Approval shall not include any site license for a manufacturing facility.

1.18 “Regulatory Authority” means the United States Federal Drug Administration (“FDA”) or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, ethics committee, review board or other entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport or clinical testing and/or sale of a Product hereunder.

1.19 “Royalty-Bearing Patent” means a Family 1 Patent issued in the United States or Europe (as such term is defined herein).

1.20 “Royalty-Bearing Product” means a Product, the use of which in the United States or Europe (as such term is defined herein) would, but for the sublicense granted herein, infringe one or more Valid Claim in one or more of the Royalty-Bearing Patents.

1.21 “Royalty Term” means, on a country-by-country basis in the United States and Europe (as such term is defined herein), the period commencing upon the First Commercial Sale of a Royalty-Bearing Product in such country and ending on the date on which all Royalty-Bearing Patents containing a Valid Claim covering the use of Products in such country have expired or otherwise ceased to have any Valid Claim.

1.22 “Second Family 1 Patent” means a second Family 1 Patent that issues in the United States and has a Valid Claim that (i) is identical to claim 65 of U.S. patent application Serial No. 11/653,147 as such application exists as of the Effective Date, which claim is attached to this Agreement as Exhibit D; or (ii) would, but for the sublicense granted to Synageva under Section 2.1 (Sublicense Grant), be infringed by each use of the Product to treat cholesterol ester storage disease (CESD) (also known as late onset lysosomal acid lipase deficiency) recited in the “Indications and Usage” section of the Product’s FDA-approved label.

1.23 “Shire HGT” means Shire Human Genetic Therapies, Inc.

1.24 “Sublicensee” means any entity other than an Affiliate to whom Synageva sublicenses the rights set forth in Section 2.1 (Sublicense Grant) in accordance with Section 2.4 (Sublicenses).

1.25 “Synageva Product Patents” means the United States and foreign patents and patent applications that are listed on Exhibit C hereto and any patents maturing from any of the foregoing that are patent applications, and any divisionals, continuations, continuations-in-part

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(solely to the extent that the claims in such continuations-in-part are directed to subject matter disclosed in the patents and patent applications listed in Exhibit C) or other applications sharing common priority with any of the foregoing anywhere in the world (and all resulting patents therefrom), any re-examinations, reissues, renewals, restorations, and extensions (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof) of any of such patents or patent applications, and any foreign counterparts of any of the foregoing (whether or not listed on Exhibit C).

1.26 “Term” has the meaning given to it in Section 11.1 of this Agreement.

1.27 “Territory” means worldwide.

1.28 “Third Party” means any person or entity other than Shire and its Affiliates and Synageva and its Affiliates and Sublicensees.

1.29 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.30 “Valid Claim” means a claim in an issued, unexpired Patent that (a) has not been finally cancelled, withdrawn, abandoned or rejected by an administrative agency or other body of competent jurisdiction (b) has not been revoked, held invalid, or declared unpatentable or unenforceable by a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, or (d) is not lost through an interference proceeding. Notwithstanding the foregoing, and without limiting the rights of Shire set forth in Section 6.3 (Patent Challenges), if Synageva or one of its Affiliates engages in any Patent Challenge of any issued claim of a Royalty-Bearing Patent in breach of Section 6.3 (Patent Challenges) and Synageva determines to cure such breach as provided in Section 11.3.1 (Breach of Settlement Agreement or Upon Certain Patent Challenges) or Section 11.3.2(b) (Upon Certain Patent Challenges), then such claim shall nevertheless be considered a Valid Claim hereunder until such Royalty-Bearing Patent would have expired.

ARTICLE 2 - SUBLICENSE

2.1 Sublicense Grant. Subject to the reservation of rights in Section 2.2, Shire hereby grants Synageva and its Affiliates an exclusive (even as to Shire) sublicense under Shire’s license interest in and to the Patents to make, have made, use, offer to sell, sell and import and otherwise distribute Products (or any other product the making, having made, using, selling, offering to sell, or importation or other distribution of which would infringe the Patents but for such sublicense) in the Field of Use and in the Territory. Synageva and its Affiliates may grant any further sublicenses of the rights sublicensed hereunder only as provided in Section 2.4 (Sublicenses).

2.2 Reservation of Rights. Notwithstanding the foregoing, CHMC, on behalf of itself and its Affiliates and CHMC’s and its Affiliates’ investigators, hereby reserves the right to utilize and practice the Patents for non-commercial, non-clinical research, testing, or educational purposes. All rights not specifically granted herein are reserved to Shire and no other right or license,

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

whether express or implied, is granted in any intellectual property rights owned or controlled by Shire, CHMC or any of their respective Affiliates. For clarity, Shire and its Affiliates shall have no reserved rights under the Patents and shall not practice the Patents during the Term other than in accordance with any statutory or common law infringement exemption, such as the exemption set forth in 35 U.S.C. 271(e)(1) or its equivalent outside of the United States.

2.3 Government Funding. The sublicense rights in this Agreement may be subject to certain rights of the United States federal and/or state or local Government(s) to the extent that the Patents were created or invented in the course of Government-funded research. Shire has no and CHMC has agreed that it has no knowledge of any such rights as of the Effective Date. In the event Shire becomes aware of such rights, Shire shall notify Synageva immediately. In the event of such notification, Synageva agrees to comply and cause its Affiliates to comply with all such requirements, including, without limitation, any of those set forth in 35 U.S.C. Section 200 et seq. and regulations pertaining thereto (or any successor statutes or regulations). If any term of this Agreement fails to conform with the foregoing statutes and regulations, the relevant term shall be unenforceable and subject to the severability provisions in Section 14.6 (Severability).

2.4 Sublicenses. Synageva may grant to one or more Third Parties further sublicenses under the rights granted to Synageva in Section 2.1 (Sublicense Grant) in connection with the license of other intellectual property rights owned or controlled by Synageva to such Sublicensee or in settlement of an infringement action in accordance with Section 8.4 (Synageva Infringement Suit), provided, however, that, in each case, Synageva shall remain responsible for the performance of any such Sublicensees under such rights to the same extent as if such activities were conducted by Synageva. It is understood and agreed that, except as may be otherwise agreed in writing between the Parties, Sublicensees shall have no rights under this Agreement except as specified herein, including without limitation Section 11.5 (Effect on Termination).

2.5 CHMC Agreement.

2.5.1 Generally. Shire will promptly notify Synageva of: (i) any event of which it becomes aware that adversely affects any right granted to Shire under the CHMC Agreement, which right is, in turn, sublicensed to Synageva pursuant to this Agreement, or (ii) receipt by Shire of any notice of breach or termination of the CHMC Agreement. Shire will not breach the CHMC Agreement (unless such breach results from an act of, or omission by, Synageva) and will take, or permit Synageva to take, all reasonable actions necessary to maintain and enforce Shire’s rights under the CHMC Agreement.

2.5.2 No Amendment. Without Synageva’s prior written consent, Shire will not consent or agree to amend, modify or terminate the CHMC Agreement or take any action or exercise any right under the CHMC Agreement in a manner that (a) prevents it from continuing to grant the sublicense granted to Synageva under this Agreement, (b) adversely affects Synageva’s rights or obligations under this Agreement with respect to such sublicensed intellectual property, or (c) is in contravention of its obligations under this Agreement.

2.5.3 Financial Obligations. Shire will be solely responsible for all royalty amounts or other consideration owed to CHMC or any Third Party pursuant to the CHMC Agreement.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 3 - DUE DILIGENCE

3.1 Diligence. Synageva shall use, or shall have its Affiliates use, Commercially Reasonable Efforts to develop and commercialize Products. Synageva shall provide, or shall have its Affiliates provide, directly to CHMC at the address set forth in Article 13, annual updates within thirty (30) days of December 31 for each year of the Term until the First Commercial Sale of a Product, each of which shall summarize the development, manufacturing and Regulatory Approval progress made in the previous year. Synageva shall, if requested by Shire, confirm to Shire in writing that such annual update has been provided to CHMC.

3.2 Notice. Synageva shall, or shall have its Sublicensees notify CHMC in writing promptly after receiving official notice of any Regulatory Approval for a Product.

ARTICLE 4 - PATENT PROSECUTION AND COSTS

4.1 Patent Prosecution and Maintenance of Family 3 Patents. Synageva will have the first right, using in-house or outside legal counsel selected by Synageva and approved by CHMC, such approval shall not be unreasonably withheld, to prepare, file, prosecute and maintain, at Synageva’s own expense, the Family 3 Patents jointly in CHMC’s and Synageva’s name in the United States and in any other countries in the Territory. Synageva will deliver to CHMC complete drafts of all material submissions to patent authorities relating to the Family 3 Patents, including, without limitation, patent applications and amendments, and give CHMC a reasonable opportunity to comment on such documents prior to their filing. CHMC has agreed to provide any such comments promptly. Synageva will consider CHMC’s comments and requests with regard to the preparation, filing, prosecution and/or maintenance of the Family 3 Patents in good faith. If CHMC and Synageva disagree on any matter relating to the Family 3 Patents, Synageva will have the final decision with respect to such matter. Synageva will provide CHMC copies of material documents provided to and received from such patent authorities relating to the Family 3 Patents.

4.2 CHMC’s Election to Prosecute Family 3 Patents. Synageva will provide CHMC with sixty (60) days’ written notice of a decision by Synageva that it desires not to remain responsible for the prosecution or maintenance of any Family 3 Patents. CHMC may, upon such written notice, elect to assume, at CHMC’s expense, the responsibilities and obligations to prosecute, and maintain such Family 3 Patents jointly in CHMC’s and Synageva’s name, in their respective countries. In such event, CHMC has agreed to use reasonable efforts to deliver to Synageva reasonably complete drafts of all material submissions to patent authorities relating to such Family 3 Patents, including, without limitation, patent applications and amendments, and, to the extent feasible, to give Synageva a reasonable opportunity to comment on such documents prior to their filing. Synageva will provide any such comments promptly. CHMC has agreed to consider Synageva’s comments and requests with regard to the preparation, filing, prosecution and/or maintenance of such abandoned Family 3 Patents in good faith. However, the final decision with respect to such matter shall remain with CHMC. CHMC has agreed to provide Synageva copies of material documents provided to and received from such patent authorities relating to such Family 3 Patents.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.3 Patent Prosecution and Maintenance of Family 2 Patents. Synageva will have the sole and exclusive right, but not the obligation, to prosecute and maintain (or abandon) the Family 2 Patents, which have been assigned by Shire to Synageva as of the Effective Date.

4.4 Patent Prosecution and Maintenance of Family 1 and Family 4 Patents. CHMC has retained the first right, using in-house or outside legal counsel selected by Synageva and approved by CHMC, to prepare, file, prosecute and maintain patents and patent applications in the Family 1 Patents and Family 4 Patents in its own name in the United States and in any other countries in the Territory. Notwithstanding the foregoing, CHMC has agreed to provide Synageva the sole and exclusive right to decide whether to file for an extension of the term of any Family 1 Patent or Family 4 Patent, and CHMC has agreed not to file for any such extension without Synageva’s prior written consent. Synageva agrees to reimburse CHMC for its reasonably incurred legal and administrative costs associated with the filing, prosecution of the Family 1 Patents and Family 4 Patents (including, without limitation, reasonable outside attorneys’ fees, filing fees and maintenance fees) incurred under this Section within thirty (30) days after each receipt of CHMC’s written statement of such expenses. CHMC has agreed to provide Synageva copies of material documents provided to and received from such patent authorities relating to the Family 1 Patents and Family 4 Patents. CHMC has agreed to provide Synageva with sixty (60) days’ written notice of a decision by CHMC that it desires not to remain responsible for the prosecution or maintenance of any Family 1 Patents or Family 4 Patents. Synageva may, upon such written notice, elect to assume, at Synageva’s expense, the responsibilities and obligations to prosecute, and maintain in CHMC’s name the abandoned Family 1 Patents or Family 4 Patents in their respective countries. Synageva will use reasonable efforts to deliver to CHMC reasonably complete drafts of all material submissions to patent authorities relating to the Family 1 Patents and Family 4 Patents for which it has assumed responsibility, including, without limitation, patent applications and amendments, and, to the extent feasible, to give CHMC a reasonable opportunity to comment on such documents prior to their filing. CHMC will provide any such comments promptly. Synageva will consider CHMC’s comments and requests with regard to the preparation, filing, prosecution and/or maintenance of such abandoned Family 1 Patents and Family 4 Patents in good faith. However, the final decision with respect to such matter shall remain with Synageva. Synageva will also provide CHMC copies of material documents provided to or received from such patent authorities relating to the abandoned Family 1 Patents or Family 4 Patents.

4.5 Continuations-in-Part. Synageva will not, and CHMC has agreed not to, file a continuation-in-part of any Patent without the prior written consent of the other party.

ARTICLE 5 - PUBLICATION RIGHTS

CHMC reserves the right for itself and its Affiliates and investigators to present, publish or otherwise disseminate the results of its and their research on the inventions claimed in the Patents to the extent that such results do not contain Confidential Information of Synageva or any of its Affiliates. CHMC has agreed to submit copies of any abstract or manuscript proposed for written or oral presentation or publication regarding the inventions claimed in the Patents to Synageva at least sixty (60) days in advance of the submission or presentation or thirty (30) days in the case of an abstract. If Synageva does not, within sixty (60) days after receipt of the

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

manuscript or thirty (30) days in the case of an abstract, object in writing, CHMC may proceed with the presentation or publication. However, if Synageva notifies CHMC in writing within such period that it has a reasonable belief that such presentation or publication would reveal Confidential Information of Synageva or any of its Affiliates or a patentable invention for which patent applications are being filed under Article 4, and provides a written request to CHMC specifically identifying the information giving rise to the belief, then CHMC has agreed to consider Synageva’s request in good faith and shall either remove such Confidential Information or not publish or present the information so identified by Synageva until such time as a patent application has been filed or the expiration of sixty (60) days after the date of submission of the manuscript or abstract to Synageva, whichever occurs first. Synageva shall keep all submissions made by CHMC hereunder confidential in accordance with Article 11 until such time as CHMC or its Affiliates or investigators make the applicable publication or presentation.

ARTICLE 6 - OWNERSHIP

6.1 Ownership.

6.1.1 CHMC is and shall remain (i) the sole owner of the Family 1 Patents and the Family 4 Patents and (ii) the joint owner of the Family 3 Patents. Synageva agrees to execute, and shall cause its Affiliates to execute, any additional documents and do all things reasonably necessary during the Term of this Agreement to vest and confirm all such rights in CHMC to the foregoing Patents and to facilitate the obtaining by CHMC of any desired legal protection in the same in any countries. Any documents or actions described in the preceding sentence shall be prepared, filed or taken at CHMC’s expense, but Synageva or its Affiliate, as applicable, shall sign such documents and otherwise reasonably cooperate at no cost to CHMC.

6.1.2 Shire has assigned to Synageva sole ownership of Family 2 Patents and a joint ownership interest in the Family 3 Patents pursuant to a patent assignment executed as of the Effective Date pursuant to the Settlement Agreement. Synageva shall remain (i) the sole owner of the Family 2 Patents and (ii) the joint owner (with CHMC) of the Family 3 Patents. No rights under the Family 2 Patents or Family 3 Patents are granted to Shire under this Agreement.

6.2 Patent Marking. To the extent commercially feasible, Synageva will mark, and shall cause its Affiliates to mark, all Products with the number of each issued Patent(s) that cover(s) the Products. Any such marking will be in conformance with the patent laws and other laws of the country of manufacture, use or sale, as applicable.

6.3 Patent Challenges.

6.3.1 To the fullest extent permitted by law in the countries within the Territory, Synageva and its Affiliates shall not engage in a Patent Challenge of the Patents. In the event that Synageva or its Affiliates does engage in any such Patent Challenge, then Shire shall have the right to terminate this Agreement pursuant to Section 11.3.1 or 11.3.2, as applicable. The foregoing two sentences shall not apply (i) with respect to any Patent that Shire, CHMC or their respective Affiliates first asserts against Synageva, any of its Affiliates, Sublicensees, or users of the Product after the Effective Date, where the Patent Challenge is made in defense of such assertion, (ii) with respect to any Patent Challenge commenced by a Third Party that after the

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Effective Date acquires or is acquired by Synageva or its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase or otherwise, but only with respect to Patent Challenges commenced by such Third Party prior to the execution of the purchase agreement or merger agreement pursuant to which such transaction is effected.

6.3.2 To the fullest extent permitted by law in the countries within the Territory, (i) Shire and its Affiliates shall not engage in any Patent Challenge of the Family 1 Patents, Family 2 Patents, Family 3 Patents or Family 4 Patents or any claim of a Synageva Product Patent directed to the manufacture, use or sale of a Product, and (ii) CHMC and its Affiliates shall not engage in any Patent Challenge of the Family 2 Patents. In the event that Shire or its Affiliates or CHMC or its Affiliates does engage in any such Patent Challenge, then the license granted in Section 2.1 (Sublicense Grant) shall become royalty-free and fully-paid and Synageva shall cease to owe any amounts to Shire pursuant to Article 7 (Payments). The foregoing two sentences shall not apply (i) with respect to any patent that Synageva or its Affiliates first assert against Shire or any of its Affiliates or against CHMC or any of its Affiliates after the Effective Date, where the Patent Challenge is made in defense of such assertion, (ii) with respect to any Patent Challenge commenced by a Third Party that after the Effective Date acquires or is acquired by Shire or its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase or otherwise, but only with respect to Patent Challenges commenced by such Third Party prior to the execution of the purchase agreement or merger agreement pursuant to which such transaction is effected.

ARTICLE 7 - PAYMENTS

In consideration of the rights set forth herein, Synageva shall make the following payments to Shire:

7.1 Up-Front Fee. Synageva shall make the payment set forth in Section 7.1 (Fixed Payment) of the Settlement Agreement.

7.2 Milestone Payments. Synageva shall pay Shire the following non-refundable, non-creditable milestone payments within forty-five (45) days of the last day of the calendar quarter in which the achievement of each of the following events occurs: (i) [*] when cumulative Net Sales of all Products in the Territory reach [*]; and (ii) [*] when cumulative Net Sales of all Products in the Territory reach [*]. Synageva shall notify Shire within thirty (30) days of the achievement of each of the foregoing milestones. Each milestone payment by Synageva to Shire hereunder shall be payable only once, regardless of the level of Net Sales achieved by the Products.

7.3 Royalties.

7.3.1 Europe. During the Royalty Term, Synageva shall pay Shire tiered royalties on aggregate annual Net Sales of Royalty-Bearing Products used in Europe in a given calendar year at the following rates:

Aggregate Calendar Year Net Sales of Royalty-Bearing Products in Europe	Royalty Rate
The portion less than or equal to $[*]	[*]	%
The portion greater than $[*] and less than or equal to $[*]	[*]	%
The portion greater than $[*]	[*]	%

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

By way of example only, if Synageva receives [*] in annual Net Sales of Royalty-Bearing Products in a calendar year in Europe, then the royalties payable by Synageva under Section 7.3.1 (Europe) during such calendar year would be calculated as follows:

[*]

7.3.2 United States. During the Royalty Term, Synageva shall pay Shire a [*] royalty on aggregate annual Net Sales of Royalty-Bearing Products used in the United States in a given calendar year until such time as a Second Family 1 Patent issues in the United States. Following the issuance of a Second Family 1 Patent and for the remainder of the Royalty Term in the United States, for so long as such Second Family 1 Patent remains in existence, Synageva shall pay Shire tiered royalties on annual Net Sales of Royalty-Bearing Products used in the United States in a given calendar year at the following rates:

Aggregate Calendar Year Net Sales of Royalty-Bearing Products in the United States After A Second Family 1 Patent Issues in the United States	Royalty Rate
The portion less than or equal to $[*]	[*]	%
The portion greater than $[*] and less than or equal to $[*]	[*]	%
The portion greater than $[*]	[*]	%

If such a Second Family 1 Patent issues during a calendar year, Synageva shall pay Shire [*] royalty on aggregate Net Sales of Royalty-Bearing Products used in the United States in that calendar year up to the issuance of the Second Family 1 Patent. Following the issuance of the Second Family 1 Patent and for the remainder of that calendar year, Synageva shall pay Shire tiered royalties on those aggregate Net Sales of Royalty-Bearing Products used in the United States on or after the date of issuance of the Second Family 1 Patent at the tiered royalty rates set forth in this Section 7.3.2 (United States), and the tiered royalty rate will be calculated based on aggregate Net Sales of the Royalty-Bearing Products in the United States occurring after the date of issuance of the Second Family 1 Patent.

By way of example only, in a calendar year in which a Second Family 1 Patent has not issued, if Synageva receives [*] in aggregate annual Net Sales of Royalty-Bearing Products in such calendar year in the United States, then the royalties payable by Synageva under Section 7.3.2 (United States) during such calendar year would be calculated as follows:

[*]

By way of example only, if such a Second Family 1 Patent issues in the United States on July 1st of a given year, and Synageva receives [*] in aggregate Net Sales of the Royalty-Bearing Products from January 1st to June 30th of that year and an additional [*] in Net Sales of the Royalty-Bearing Products from July 1st to December 31st of that year, then the royalties payable by Synageva under the Section 7.3.2 (United States) during such calendar year would be calculated as follows:

[*]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

7.3.3 Payment. Payments of royalties hereunder shall be made within sixty (60) days after the end of each calendar quarter and shall be accompanied by a report of Net Sales in sufficient detail to permit confirmation of the accuracy of the royalty payment made and progress towards achievement of the milestones set forth in Section 7.2 (Milestone Payments). Such report shall include, without limitation: (i) Gross Sales and Net Sales and the aggregate deductions taken from Gross Sales to arrive at the Net Sales calculation, both in the currency in which the relevant sale of the Product was invoiced and as translated into U.S. dollars, together with details of the conversion rates used for such currency translation, (ii) the royalties payable in U.S. dollars, and (iii) the method used to calculate the royalty.

7.4 Taxes and Other Fees. In addition to any other amounts due hereunder, Synageva shall pay all federal, state, municipal, foreign, and other Governmental excise, sales, use, property, customs, import, value added and other taxes, fees and levies of any nature that are assessed upon or with respect to the development, manufacture, use, offer, sale, license, distribution, export or import of Products or otherwise arising in connection with this Agreement, other than taxes based on Shire’s income. Synageva shall be entitled to deduct from amounts otherwise due and payable hereunder any withholding taxes with respect to amounts payable hereunder that are required to be withheld by Synageva. If Synageva is obliged to withhold taxes, Synageva shall secure and promptly send to Shire proof of such taxes, duties or other levies withheld and paid by Synageva for the benefit of Shire. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

7.5 Payments; Currency. All payments under this Agreement shall be made by wire transfer as per the following instructions:

Bank: [*]

Bank Address: [*]

Account Name: [*]

Account No.: [*]

Swift Code: [*]

IBAN: [*]

Correspondent Bank: [*]

Correspondent Bank Swift Code: [*] (with separate cover message [*])

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Each wire transfer shall identify the obligation under this Agreement that the payment satisfies. All payments shall be made in U.S. dollars without set-off for currency conversion. With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. dollars, the Net Sales invoiced or expenses incurred shall be converted into the U.S. Dollar equivalent using the average of the daily last price rate of exchange for such currencies for the relevant month published by the Wall Street Journal.

7.6 Unpaid Amounts; Interest. Any undisputed sums which have not been timely paid by Synageva shall accrue interest compounded daily from the original due date of each sum until the date of actual receipt of payment at two per cent (1%) above the Federal Funds Target Rate.

7.7 Records; Audit. Synageva shall maintain, and shall require its Affiliates to maintain, complete and accurate books and records containing all information necessary to ascertain and verify the accurate calculation consistent with GAAP of amounts payable to Shire hereunder. Synageva shall maintain such books and records for a period of at least five years after the end of the calendar year in which they were generated. Once per calendar year during the Term of this Agreement, Shire shall have the right to engage an independent accounting firm acceptable to Synageva to examine in confidence the relevant books and account as may be necessary to determine or verify the amounts of payments due and other obligations hereunder. Synageva shall make such books and records available, during normal business hours at the facility(ies) where such books and records are maintained. Each such examination shall be limited to pertinent books and records for any year ending not more than thirty-six (36) months prior to the date of request; provided that Shire shall not be permitted to audit the same period of time more than once. The independent accounting firm will prepare and provide to each Party a written report stating whether the reports submitted and amounts paid are correct or incorrect and the amounts of any discrepancies. Should the audit lead to the discovery of a discrepancy to Shire’s detriment, Synageva shall pay the amount of the discrepancy, plus interest, within thirty (30) days of Shire’s written notice with the findings of the inspection. Should the audit lead to the discovery of a discrepancy to Synageva’s detriment, Shire shall pay the amount of the discrepancy, plus interest, within thirty (30) days of Synageva’s written notice with the findings of the inspection. Shire shall pay the full cost of the inspection unless the discrepancy is equal to or greater than five percent (5%) to Shire’s detriment, in which case Synageva shall pay the reasonable cost charged by the independent accounting firm for such inspection at the time of payment of the discrepancy.

7.8 No Other Financial Obligations. Synageva has no financial obligations with respect to the Patents, the Product or the rights granted to Synageva under this Agreement and the Settlement Agreement other than as expressly set forth in this Agreement.

ARTICLE 8 - INFRINGEMENT

8.1 Notification. Synageva shall promptly report in writing to CHMC during the Term any infringement or suspected infringement within the Field of Use in the Territory of any Patent sublicensed hereunder of which it becomes aware and shall provide CHMC with all available evidence supporting such infringement or suspected infringement. CHMC has agreed to promptly report in writing to Synageva during the Term any infringement or suspected

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

infringement within the Field of Use in the Territory of any Patent sublicensed hereunder which it becomes aware and shall provide Synageva with all available evidence supporting such infringement or suspected infringement.

8.2 Joint Suit. If CHMC and Synageva agree in writing to jointly institute a suit or action against any party or entity who has infringed or is suspected of infringing any of the Patents sublicensed hereunder within the Field of Use in the Territory, then the suit will be brought in the name of both entities. CHMC and Synageva will agree in writing on who shall control the action and how costs and recoveries will be shared. If Synageva and CHMC agree that Synageva will control the action, then Synageva may, if it so desires, be represented by counsel of its own selection and at its own expense.

8.3 Allocations of Responsibility.

8.3.1 Absent written agreement as set forth above, CHMC has retained the first right, but not the obligation, at its own expense to initiate an infringement suit or other appropriate action against any third party who at any time has infringed or is suspected of infringing any of the Family 1 Patents or Family 4 Patents, and Synageva has the first right, but not the obligation, at its own expense to initiate an infringement suit or other appropriate action against any third party who at any time has infringed or is suspected of infringing any of the Family 3 Patents. CHMC has agreed to provide Synageva with an opportunity to make suggestions and comments regarding initiation of an action regarding the Family 1 Patents and Family 4 Patents, and Synageva will provide CHMC with an opportunity to make suggestions regarding initiation of an action regarding the Family 3 Patents.

8.3.2 Any infringement suit or action brought by Synageva pursuant to this Section 8.3 shall be governed by Section 8.4 and prosecuted at Synageva’s own expense. Any infringement suit or action brought by CHMC shall be governed by Section 8.5 and prosecuted at CHMC’s own expense; provided, however, if CHMC institutes such a suit or action, Synageva shall have the right, but not the obligation, to join and assume control of such suit or action, at its own expense upon written notice to CHMC, in which case Synageva will control such action or suit in accordance with Section 8.4.

8.3.3 In the event that CHMC does not, within three (3) months after becoming aware of the infringement of any of the Family 1 Patents or Family 4 Patents, secure cessation of the infringement or enter suit against the infringer, then Synageva shall have the right, but not the obligation, at its own expense to initiate an infringement suit against such infringer in accordance with Section 8.4. In the event that Synageva does not, within three (3) months after becoming aware of the infringement of any of the Family 3 Patents, secure cessation of the infringement, enter suit against the infringer or provide CHMC with evidence of the pendency of a bona fide negotiation for the acceptance by the infringer of a sublicense under the applicable Patents, then CHMC shall have the right, but not the obligation, at its own expense to initiate an infringement suit against such infringer in accordance with Section 8.5.

8.4 Synageva Infringement Suit. For any suit or action brought or controlled by Synageva pursuant to Section 8.3, Synageva will provide CHMC with an opportunity to make suggestions

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

and comments regarding such action; provided, however, that all final decisions shall be made by Synageva in its discretion. CHMC has agreed to join such a suit as a party at Synageva’s request, provided that Synageva bears all of CHMC’s litigation-related expenses and out-of-pocket expenses, including, without limitation, reasonable attorney fees. In any event, CHMC has agreed to offer reasonable assistance to Synageva in connection with such action at no charge to Synageva. After the Parties have been compensated for their costs in handling an action hereunder, any remaining damages, profits or awards of whatever nature whatsoever recovered from such action shall be treated as Net Sales under this Agreement. Synageva shall have no right or authority to settle or otherwise voluntarily dispose of any such action without CHMC’s prior written consent, not to be unreasonably withheld, provided that Synageva may grant a sublicense as part of a settlement of such action without CHMC’s prior written consent so long as any royalties and milestones are paid on Net Sales by the Sublicensee in accordance with this Agreement and the sublicense otherwise conforms to the requirements of Section 2.4 (Sublicenses).

8.5 CHMC Infringement Suit. For any suit or action brought or controlled by CHMC pursuant to Section 8.3, CHMC has agreed to provide Synageva with an opportunity to make suggestions and comments regarding such action; provided, however, that all final decisions shall be made by CHMC in its discretion. Synageva shall join such a suit as a party at CHMC’s request, provided that CHMC bears all of Synageva’s litigation-related expenses and out-of-pocket expenses, including, without limitation, reasonable attorney fees. In any event, Synageva shall offer reasonable assistance to CHMC in connection with such action at no charge to CHMC. After the Parties have been compensated for their costs in handling such an action any remaining damages, profits or awards of whatever nature whatsoever recovered from such an action shall be shared equally by CHMC and Synageva, and Synageva’s share of such recovery shall be treated as Net Sales under this Agreement.

8.6 Abandonment of Suit. In the event that either CHMC or Synageva institutes a suit under this Article and then decides to abandon the suit, it will first provide timely written notice to the other Party of its intention to abandon the suit, and the other Party, if it wishes, may continue prosecution of such suit; provided, however, that the sharing of expenses and of any recovery in such suit will be agreed upon separately in good faith by the Parties taking into account their respective efforts in the prosecution.

8.7 Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against Synageva, Shire or CHMC by a person or entity alleging invalidity or unenforceability, or non-infringement of the Patents, CHMC will have the first right, but not the obligation, to defend and take sole control of the action. In any event, however, CHMC has agreed to permit Synageva, in Synageva’s sole discretion, to participate in such an action or to take control of the defense of the action, in each case, at Synageva’s own expense. If controlling the defense, Synageva shall provide to CHMC, and CHMC has agreed to provide to Synageva, each document or a draft thereof pertaining to the declaratory judgment action, including, but not limited to, each communication with opposing counsel, pleadings, discovery requirements, or other court filings, as follows: (a) documents received from the court or opposing counsel shall be provided promptly after receipt; and (b) for a document to be served on opposing counsel or filed in court, a draft of such document shall be provided to the non-controlling Party sufficiently

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

in advance of its filing to allow for review and comment by the non-controlling Party. The controlling Party agrees to consider the non-controlling Party’s comments in good faith but shall have the right to make all decisions in its sole discretion. Section 8.4 (Synageva Infringement Suit) and 8.5 (CHMC Infringement Suit) will govern counterclaims for infringement of the Patents brought in any such action and the allocation of any recoveries therefrom.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES; DISCLAIMER

9.1 Mutual Representations. Each Party represents and warrants to the other Party as follows as of the Effective Date:

9.1.1 Organization. Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

9.1.2 Authorization and Enforcement of Obligations. Such Party: (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations and grant the rights granted by it hereunder and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

9.1.3 Consents. All necessary consents, approvals and authorizations of all Governmental authorities and other persons or entities required to be obtained by such Party in connection with this Agreement have been obtained.

9.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (i) do not conflict with or violate any requirement of applicable laws, regulations or orders of Governmental bodies, (ii) do not conflict with, or constitute a default under, any contractual obligation of such Party, and (iii) do not conflict with or result in a breach of any provision of the organizational documents of such Party.

9.2 Shire Representations. Shire represents and warrants to Synageva as follows as of the Effective Date:

9.2.1 Intellectual Property. Shire represents and warrants that: (a) Shire HGT exclusively owns all rights, title and interests in and to the Family 2 Patents; (b) Shire HGT owns a joint and undivided interest with CHMC in the Family 3 Patents, and to its knowledge no other person or entity has any right, title or interest in the Family 3 Patents; (c) to its knowledge, Shire AG is the sole and exclusive licensee under the Patents, subject to the retained rights of CHMC and the Government described herein; and (e) as of the Effective Date, neither Shire nor its Affiliates are currently developing any lysosomal acid lipase product.

9.2.2 Litigation. Except for the Actions, there are no actions, suits, proceedings or investigations pending against Shire or any of its Affiliates or, to Shire’s knowledge, threated against Shire or any of its Affiliates or pending or threatened against CHMC or any of CHMC’s Affiliates before any court, Government or regulatory body, agency, commission, official or any

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

arbitrator that is reasonably expected to have an adverse effect on Shire’s ability to grant the rights granted to Synageva herein or otherwise consummate the transactions and perform the obligations contemplated hereby.

9.3 No Inconsistent Rights. Shire and its Affiliates have not, as of the Effective Date, and during the Term they will not, grant or transfer any rights in the Patents that are inconsistent with (or otherwise adversely affect) the rights granted to Synageva in this Agreement.

9.4 Disclaimer. Nothing in this Agreement shall be construed as:

9.4.1 A warranty or representation by Shire or CHMC as to the validity or scope of any Patent or that any pending patent applications under the Patents will issue;

9.4.2 An obligation of Shire or CHMC to bring or prosecute actions or suits against Third Parties for infringement, except as expressly provided otherwise in Article 8 hereof;

9.4.3 Granting by implication, estoppel or otherwise any licenses under patents of Shire other than the Patents; or

9.4.4 An obligation to furnish any technology, technological information or biological materials.

9.5 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN (OR IN THE SETTLEMENT AGREEMENT), SHIRE MAKES NO, AND HAS NOT MADE ANY, REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES OR LIABILITY WHATSOEVER WITH RESPECT TO THE PATENTS OR THE USE, SALE OR OTHER DISPOSITION BY SYNAGEVA OR ITS AFFILIATES, VENDEES OR OTHER AGENTS OR TRANSFEREES OR END USERS OF PRODUCTS INCORPORATING OR MADE BY USE OF ANY PATENTS LICENSED UNDER THIS AGREEMENT. THE PATENTS ARE PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. SYNAGEVA SHALL BE SOLELY RESPONSIBLE FOR ALL REPRESENTATIONS AND WARRANTIES THAT SYNAGEVA MAKES TO THIRD PARTIES WITH RESPECT TO ANY OF THE FOREGOING. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SYNAGEVA MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY SYNAGEVA DISCLAIMS ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCT.

ARTICLE 10 - PUBLICITY; MARKS; CONFIDENTIALITY

10.1 Publicity. Synageva may issue a Form 8-K announcing the execution of this Agreement in substantially the form attached in Exhibit I to the Settlement Agreement. Neither Party shall make any further public press release or similar publicity announcement or disclosure regarding the existence of this Agreement or its terms and conditions without the other Party’s prior

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

consent, not to be unreasonably withheld, unless such release is (i) required in order to comply with its obligations under the law, including the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, or in order to comply with the listing standards or agreements of any national or international securities exchanges or The NASDAQ Stock Market or New York Stock Exchange or other similar laws of a government authority or (ii) consistent with information disclosed in prior public filings, press releases or other public statement properly made hereunder. The disclosing Party shall provide copies of any proposed disclosure reasonably in advance of such release or announcement for the non-disclosing Party’s prior review and comment. The non-disclosing Party shall provide its comments, if any, on such announcement as soon as practicable.

10.2 Use of Names, Logos or Symbols. No rights are granted in or to the names, logos, trademarks or service marks of Shire, CHMC or their respective Affiliates (including, without limitation, the names “Cincinnati Children’s Hospital Medical Center,” “CHMC,” “Cincinnati Children’s Research Foundation,” “CCRF,” “Shire,” or “Shire AG”), or the physical likeness or names of any employees or investigators of Shire, CHMC or their respective Affiliates, or other symbols of Shire, CHMC or their respective Affiliates for any purpose without the prior written consent of Shire or CHMC, as applicable, other than as approved under Section 10.1 (Publicity) above.

10.3 Confidential Information. For purposes of this Agreement, “Confidential Information” means any non-public information or materials of a Party hereto which the other Party is provided or has access to hereunder that relate to the transmitting Party’s or its licensor’s research or business, or the Patents, and which are either identified as confidential at the time of disclosure or should, under the circumstances, reasonably be expected to be confidential such as test data, samples, data, drawings, trade secrets, draft and final correspondence with the United States Patent and Trademark Office and other patent authorities, and the terms of this Agreement, but does not include materials or information that the receiving Party can, prior to its proposed use or disclosure, substantiate through written documentation: (a) is explicitly approved for release by the transmitting Party; (b) was already known by the receiving Party prior to receiving the information or material from the transmitting Party; (c) was lawfully disclosed to the receiving Party by a Third Party having the right to disclose it without an obligation of confidentiality; (d) was in the public domain at the time of disclosure or later become part of the public domain through no fault or breach of obligation by the receiving Party, its employees, or agents; or (e) was independently developed by the receiving Party without use of the disclosing Party’s Confidential Information.

10.4 Confidentiality Obligations. Each Party agrees to maintain such Confidential Information received from the other Party in strict confidence, to use it only in a manner consistent with the purpose for which it was transmitted and to not disclose it to Third Parties except Third Parties who are counsel or who are employees, consultants or permitted contractors or subcontractors of the receiving Party who have a need to know, have been instructed that it is proprietary information and are under binding obligations to maintain its confidentiality at least as stringent as those set forth herein. Each Party agrees to take the same measures to protect the Confidential Information of the other Party that it takes to protect its own information of

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

comparable sensitivity, but in no event less than reasonable care. All materials transmitted between the Parties or accessed hereunder and containing Confidential Information shall remain the property of the transmitting Party and shall, along with all copies, summaries and other tangible manifestations thereof, be immediately returned upon termination or expiration of this Agreement or upon earlier reasonable request unless previously destroyed at the transmitting Party’s request. Each Party will, upon the other Party’s request, provide a written officer’s certificate certifying that it has so returned or destroyed the other Party’s Confidential Information. Each Party shall be responsible for any breach of confidentiality hereunder by any of its Affiliates and employees. Each Party shall advise the other immediately in the event that it learns or has reason to believe that any person discloses or uses or intends to disclose or use such other Party’s Confidential Information and will reasonably cooperate with the other Party to prevent or remedy the same.

10.5 Permitted Disclosures. Notwithstanding the foregoing, Shire and Synageva may each disclose Confidential Information (i) in order to comply with its obligations under the law, including the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and the rules and regulations of the SEC promulgated thereunder; (ii) in order to comply with the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or New York Stock Exchange or other similar laws of a governmental authority; (iii) to respond to an inquiry of a governmental authority or regulatory authority, specifically including but not limited to the U.S. National Institutes of Health and the U.S. Food and Drug Administration, as required by law; (iv) as necessary to enforce a Party’s rights under this Agreement in a judicial, administrative or arbitration proceeding; or (v) to potential investors, acquirers or business partners of such party or its Affiliates who have been advised of the confidential nature of such information and who are bound by obligations of confidentiality substantially similar to those contained herein, provided that (except as to Section 10.5(iv)), the receiving Party shall, if reasonably possible, notify the other Party of the intended disclosure in advance, reasonably cooperate with the disclosing Party’s effort to seek a protective order contesting or limiting the disclosure and limit its disclosure to that which is required for the foregoing purpose. It is understood and agreed that CHMC may also disclose the terms and conditions of this Agreement to the Government and its agents as necessary in connection with any Government funding related to the Patents.

10.6 Duration of Confidentiality Obligations. Notwithstanding the expiration or termination of this Agreement, the Parties’ respective confidentiality obligations shall continue in effect for five (5) years after the expiration or earlier termination of this Agreement.

10.7 Remedies. The Parties each acknowledge and agree that a breach of this Article 10 may cause irreparable harm to the non-breaching Party for which the award of money damages may be inadequate. The Parties therefore agree that in the event of any breach of this provision, the non-breaching Party shall be entitled to seek injunctive relief in addition to seeking any other remedy provided in this Agreement or available at law.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 11 - TERM AND TERMINATION

11.1 Term. The term of this Agreement shall begin on the Effective Date and extend until the expiration of the last to expire Patent, unless terminated earlier pursuant to Article 11 of this Agreement (“Term”).

11.2 For Convenience. Synageva may terminate this Agreement at any time by providing at least ninety (90) days written notice to Shire.

11.3 For Breach.

11.3.1 Breach of Settlement Agreement or Upon Certain Patent Challenges. Shire may terminate this Agreement at any time during the Term upon written notice by Shire if Synageva (i) breaches any of its obligations under Section 2.1 of the Settlement Agreement or (ii) is in breach of Section 6.3 (Patent Challenges) by engaging in a Patent Challenge of a Royalty-Bearing Patent of the nature described in Section 1.15(a), and Synageva has not cured such breach within fifteen (15) days after receiving written notice from Shire requesting that Synageva cure such breach. Synageva may cure a breach of Section 6.3 (Patent Challenges) by agreeing in writing that it will continue to pay Shire royalties in accordance with Section 7.3 (Royalties) for the remaining term of the Royalty-Bearing Patent in question, even if such Royalty-Bearing Patent is held to be invalid, unenforceable, or not infringed by the Product as a result of such Patent Challenge.

11.3.2 Upon Non-Payment or Upon Certain Patent Challenges.

(a) Upon Non-Payment. Shire may terminate this Agreement at any time during the Term upon written notice by Shire if Synageva breaches any of its payment obligations to Shire hereunder and Synageva has not cured such breach within thirty (30) days after receiving written notice from Shire identifying the nature and amount of such breach with specificity and requesting that Synageva cure such breach. In the event that there is a dispute between the Parties regarding whether Synageva is in such breach of any of its payment obligations to Shire hereunder and Synageva initiates an arbitration proceeding pursuant to Section 14.13 (Arbitration) to resolve such dispute within the foregoing cure period (or such longer period as may be agreed in writing between Shire and Synageva), then this Agreement shall not terminate during the pendency of such arbitration proceeding (i.e., the cure period will be tolled during the pendency of such proceeding until a final award is issued in such arbitration proceeding); provided that if any such final award is entered in such arbitration proceeding which determines that Synageva has breached any of its payment obligations to Shire hereunder and has failed to cure such breach or if Synageva admits in writing in such arbitration proceeding that it has breached any of its payment obligations to Shire hereunder and failed to cure such breach, then this Agreement shall terminate ten (10) days following entry of such final award or such written admission, unless Synageva cures such breach prior to the expiration of such ten (10) day period. Notwithstanding the foregoing, if Shire gives written notice to Synageva that Synageva has materially breached this Agreement in ways other than failing to pay amounts due to Shire under this Agreement and Synageva disputes such other claimed breaches, then even if Shire shall have given written notice to Synageva pursuant to this Section 11.3.2(a) of breach of any of its

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

payment obligations to Shire under this Agreement, then in lieu of the arbitration proceeding contemplated by Section 14.13 (Arbitration) with respect to such claimed breaches of its payment obligations, Synageva may, within the longest cure period available to Synageva under such written notices from Shire, file a single legal action in a court of competent jurisdiction to resolve the disputes with respect to both the claimed breaches of Synageva’s payment obligations and the claimed other material breaches by Synageva. Should Synageva file such an action, the cure period for all such claimed breaches will be tolled in accordance with Section 11.3.3 (Other Material Breaches).

(b) Upon Certain Patent Challenges. Shire may terminate this Agreement at any time during the Term upon written notice by Shire if Synageva is in breach of Section 6.3 (Patent Challenges) by engaging in a Patent Challenge of a Royalty-Bearing Patent of the nature described in Section 1.15(b), and Synageva has not cured such breach within thirty (30) days after receiving written notice from Shire requesting that Synageva cure such breach or such longer period as Shire and Synageva may agree in writing. Synageva may cure such breach by agreeing in writing that it will continue to pay Shire royalties in accordance with Section 7.3 (Royalties) for the remaining term of the Royalty-Bearing Patent in question, even if such Royalty-Bearing Patent is held to be invalid, unenforceable, or not infringed by the Product as a result of such Patent Challenge. In the event that there is a dispute between the Parties regarding whether Synageva is in breach of Section 6.3 (Patent Challenges) by engaging in a Patent Challenge of the Royalty-Bearing Patents of the nature described in Section 1.15(b), and Synageva initiates a legal action against Shire in a court of competent jurisdiction to resolve such dispute within the foregoing thirty (30) day (or longer if agreed in writing) cure period, then this Agreement shall not terminate during the pendency of such legal action (i.e., the cure period will be tolled during the pendency of such legal action, including any appeals); provided that if Synageva is found in a final judgment or order by such court of competent jurisdiction, that is no longer subject to appellate review, to have breached this Section 6.3 by engaging in a Patent Challenge the Royalty-Bearing Patents of the nature described in Section 1.15(b), or if Synageva admits in writing in such legal action or any settlement agreement in respect thereof that it has so breached Section 6.3 and failed to cure such breach, then this Agreement shall terminate ten (10) business days following such final and no longer reviewable judgment or order, or such written admission, unless Synageva cures such breach prior to the expiration of such ten (10) business day period (or unless any such settlement agreement provides otherwise, in which case such settlement agreement shall control).

11.3.3 Other Material Breaches. Except as provided by Sections 11.3.1 or 11.3.2, this Agreement may be terminated at any time during the Term upon written notice by Shire if Synageva is in material breach of its obligations hereunder and has not cured such breach within ninety (90) days after receiving written notice from Shire requesting that Synageva cure the material breach; provided, however, that if any such breach is not reasonably curable within ninety (90) days and if a Synageva is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties, not to exceed an additional ninety (90) days, in order to permit Synageva a reasonable period of time to cure such breach; provided, further, that in the event that there is a dispute between the Parties regarding whether Synageva is in such claimed material breach of this Agreement or whether such claimed breach gives Shire the right to terminate this Agreement and Synageva initiates a legal action

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

against Shire in a court of competent jurisdiction to resolve such dispute within the foregoing cure period (or such longer period as may be agreed in writing by Shire and Synageva), then this Agreement shall not terminate during the pendency of such legal action (i.e., the cure period will be tolled during the pendency of such legal action, including any appeals); provided that if Synageva is found in a final judgment or order by such court of competent jurisdiction that is no longer subject to appellate review to have committed such material breach of this Agreement and failed to cure such breach or if Synageva admits in writing in such legal action or in any settlement agreement in respect thereof that it has committed such material breach of this Agreement and failed to cure such breach, then this Agreement shall terminate ten (10) business days following such final and no longer reviewable judgment or order, or such written admission, unless Synageva cures such breach prior to the expiration of such ten (10) business day period (or unless any such settlement agreement provides otherwise, in which case such settlement agreement shall control.

11.4 For Bankruptcy or Insolvency. Shire may also terminate this Agreement by written notice to Synageva upon Synageva’s (i) becoming insolvent or otherwise unable to pay its debts as they become due (unless Synageva cures such condition within thirty (30) days after receipt of written notice of a claim of insolvency by Shire); (ii) making a general assignment for the benefit of its creditors; or (iii) becoming the subject of a voluntary or involuntary petition in bankruptcy or any voluntary or involuntary proceeding relating to receivership, liquidation, or composition for benefit of creditors under domestic or foreign bankruptcy or insolvency law.

11.5 Effect on Termination. Upon expiration or termination of this Agreement by either Party pursuant to any of the provisions of this Article 11 or by Shire pursuant to Section 6.3 (Patent Challenge), (a) the sublicense granted to Synageva under Article 2 (Sublicense) shall terminate, and (b) any Sublicensees shall become direct sublicensees of Shire on the terms and conditions of this Agreement; provided, however, that such Sublicensees agree in writing to abide by the terms and conditions of this Agreement and will pay directly to Shire all amounts due under this Agreement as a result of such Sublicensee’s Net Sales.

11.6 General Effect of Termination; Survival. Upon expiration or termination of this Agreement, neither Party shall be relieved of any obligations incurred prior to such termination, and the obligations of the Parties under the following provisions shall survive and continue to be enforceable: Articles 1, 5, 10, 12, 13, and 14, Sections 4.1, 4.2, 4.3, 6.1, 7.7, 9.5, 11.5, and 11.6. In addition, the obligations of the Parties under Section 6.3 (Patent Challenges) shall survive expiration of this Agreement, but shall not survive termination of this Agreement by either Party for any reason. Termination or expiration of this Agreement for any reason shall not preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

11.7 Termination of CHMC Agreement. In the event CHMC notifies Shire or Synageva that the CHMC Agreement has been terminated, Synageva shall (i) become a direct licensee of CHMC on the terms and conditions of this Agreement if Synageva is not then in material breach of this Agreement, and (ii) have no further financial obligations to Shire under Article 7 of this Agreement (except for financial obligations that had accrued up to and through the effective date of termination of the CHMC Agreement). Synageva hereby agrees in writing to abide by the

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

terms and conditions of this Agreement as well as any terms and conditions of the copy of the CHMC Agreement provided to Synageva applicable to Shire that are not set forth herein. Any such direct license shall not impose any representations, warranties, obligations or liabilities on CHMC that are not included in the CHMC Agreement.

ARTICLE 12 - INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

12.1 Indemnification by Synageva. Synageva will, at its sole expense, indemnify, defend and hold harmless Shire, CHMC, their respective Affiliates, and its and their directors, trustees, officers and employees (or any one of them) from and against any and all losses, damages, fees, liabilities, penalties or expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) incurred under any theory of liability, including, without limitation, tort, warranty or strict liability, resulting from claims, suits, actions, demands, judgments, or investigations (both Governmental and non-Governmental) brought by Third Parties (“Third Party Claims”), arising out of (i) the development, manufacture, use, commercialization, packaging, marketing, sale, license or other distribution or disposition by Synageva or its Affiliates of any Product hereunder, (ii) the material breach of any representation, warranty or covenant by Synageva or its Affiliates or any other term or condition contained in this Agreement, or (iii) the recklessness, negligence or intentional misconduct by Synageva or its Affiliates; except in each case to the extent that such Losses relate to intellectual property infringement claims or fall within the scope of Shire’s indemnification obligations set forth in Article 12.2.

12.2 Indemnification by Shire. Shire will, at its sole expense, indemnify, defend and hold harmless Synageva and its Affiliates and each of their respective directors, officers, and employees, from and against all Losses, to the extent resulting from any Third Party Claims, arising out of (i) the material breach of any representation, warranty or covenant by Shire or its Affiliate or any other term or condition contained in this Agreement or (ii) the recklessness, negligence or intentional misconduct by Shire or its Affiliates; except in each case to the extent that such Losses fall within the scope of Synageva’s indemnification obligations set forth in Article 12.1.

12.3 Procedures. To receive indemnification from a Party who is responsible for indemnification as described above (“Indemnifying Party”), the Party seeking indemnification (“Indemnitee”) must: (i) notify the Indemnifying Party promptly of the assertion of any such claims against it (an “Indemnifiable Claim”); provided that any delay by the Indemnitee in giving notice to Indemnifying Party of an Indemnifiable Claim shall not affect the Indemnitee’s right to be indemnified for such Indemnifiable Claim except to the extent that Indemnifying Party is actually prejudiced in its ability to defend against such Indemnifiable Claim; and (ii) authorize and permit Indemnifying Party to conduct and exercise control of the defense and disposition of such claims; provided, however, that the Indemnifying Party agrees not to enter into any settlement or compromise of any claim or action in a manner that admits fault or imposes any restrictions or obligations upon an Indemnitee without that Indemnitee’s prior written consent, which shall not be unreasonably withheld.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

12.4 Insurance. Each Party shall, during the Term of the Agreement, maintain insurance in an amount sufficient to cover its obligations under this Agreement, such amount being at least [*] per occurrence and [*] annual aggregate. Synageva shall provide CHMC a certificate evidencing such coverage from time to time upon CHMC’s reasonable request. The amounts of insurance coverage required herein shall not be construed as creating any limitation on either Party’s indemnification obligations under this Agreement.

12.5 Exclusion of Damages; Limitation of Liability. NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE TO ANY OTHER PARTY FOR SPECIAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT , THE PATENTS OR THE PRODUCT, INCLUDING BUT NOT LIMITED TO DAMAGES MEASURING LOST PROFITS, GOODWILL OR BUSINESS OPPORTUNITIES, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. The limitation in this Section 12.5 shall not apply to limit either Party’s liability under Section 2.5.2 (No Amendment), Section 9.3 (No Inconsistent Rights), Section 12.1 (Indemnification by Synageva) or Section 12.2 (Indemnification by Shire), Section 10.3 through 10.5 (Confidentiality), the last sentence of Section 2.2 (Reservation of Rights) or due to such Party’s willful misconduct.

ARTICLE 13 - NOTICES

All notices and other communications to be given hereunder shall be in writing and personally delivered or sent by Federal Express or a similar reputable express courier (except that notices of breach or that otherwise materially affect the Parties’ rights hereunder must be sent by such express courier providing a tracking or return receipt delivery) addressed to the respective Parties at the following addresses, or such other address and/or individual as a Party shall designate in writing for such purpose:

If to Shire:	Shire AG
Business Park Terre-Bonne
Bâtiment A1
CH. De Terre Bonne 1,1262 Eysins
Switzerland
ATTN: LEGAL DEPARTMENT

If to Synageva:	Synageva BioPharma, Inc.
128 Spring Street, Suite 520
Lexington, Massachusetts 02421, U.S.A.
ATTN: GENERAL COUNSEL

If to CHMC:	Children’s Hospital Medical Center
Center for Technology Commercialization
3333 Burnet Avenue, Mail Location 7032
Cincinnati, Ohio 45229-3039, U.S.A.
ATTN: DIRECTOR

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 14 - MISCELLANEOUS

14.1 Assignment. A Party shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party. The foregoing notwithstanding, Synageva and Shire shall be entitled, without prior written consent of the other Party to assign all of their rights and obligations under this Agreement (i) to an Affiliate at any time, or (ii) to a successor entity by way of merger or acquisition of substantially all of the assets (which with respect to Shire shall specifically include all or substantially all of Shire’s interest in the CHMC Agreement) of such Party (whether by consolidation, sale of assets, or otherwise), or (iii) to any Third Party that acquires or is otherwise transferred all or substantially all of Synageva’s assets related to the Licensed Product; provided, however, that in cases (i) through (iii), such Affiliate, successor entity or Third Party, as applicable, expressly assumes in writing those rights, duties and obligations under this Agreement. In the event any Party assigns its rights and obligations under this Agreement to an Affiliate or a Third Party, such assigning Party shall, promptly following such assignment, give written notice of such assignment to the other Party. Any assignment or transfer in contravention of the terms of this Agreement shall be null and void ab initio.

14.2 Bankruptcy. All rights and licenses now or hereafter granted under or pursuant to this Agreement, including Article 2 hereof, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)). Shire agrees not to interfere with Synageva’s and its Affiliates’ exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement.

14.3 Export Laws. It is understood that the Parties are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that its obligations hereunder are contingent on compliance with all applicable United States export laws and regulations. The transfer of certain technical data and/or commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Synageva that Synageva and its Affiliates shall not export data or commodities to certain foreign countries without prior approval of such agency. Shire neither represents nor warrants that a license shall not be required nor that, if required, it shall be issued. In any event, Synageva specifically agrees not to export or re-export any information and/or technical data and/or Products in violation of any applicable laws and/or regulations.

14.4 Governing Law and Consent to Jurisdiction. This Agreement and any disputes, claims, arbitrations or legal actions arising under or related to this Agreement or the negotiations, performance, interpretation or enforcement thereof (whether sounding in contract, tort, statute or otherwise, and whether at law or in equity) thereto shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. Any action or proceeding arising out of or relating to this Agreement may be brought in the federal and state courts located in either Massachusetts or New York, and each Party hereby irrevocably submits to the non-exclusive jurisdiction of such courts in any such action or proceeding, waive any objection it may now or hereafter have to venue or to convenience of forum.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

14.5 Force Majeure. Neither Party shall be liable for any default or delay in the performance of its obligations under this Agreement to the extent that such default or delay is caused, directly or indirectly, by acts of God, civil disturbance, war, fires, acts or orders of any Government agency or official, natural catastrophes, or any other circumstances beyond such Party’s reasonable control. In any such event, the non-performing Party shall be excused from any further performance or observance of the obligation so affected only for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable. Any Party whose performance is delayed or prevented by any cause or condition within the purview of this Section (Force Majeure) shall promptly notify the other Party thereof, the anticipated duration of the non-performance, and the action(s) being taken to overcome or mitigate the delay or failure to perform. Notwithstanding the foregoing, under no circumstances shall any delay or nonperformance be excused or forgiven (a) if the cause of the nonperformance could have been prevented or avoided by the exercise of reasonable diligence; (b) if the Party whose performance is delayed or prevented fails to use reasonable diligence to promptly overcome and mitigate the delay or failure to perform; or (c) if the nonperformance is caused by the negligence, intentional conduct or misconduct of the nonperforming Party. The Parties understand and agree that Governmental acts, orders or restrictions do not constitute excusing events hereunder if such acts, orders or restrictions are issued due to either Party’s alleged failure to conform to applicable laws, regulations or other Governmental requirements.

14.6 Severability. The provisions set forth in this Agreement shall be considered to be severable and independent of each other. In the event that any provision of this Agreement shall be determined to be unenforceable by a court of competent jurisdiction, such determination shall not be deemed to affect the enforceability of any other provision and the Parties agree that any court making such a determination is hereby requested and empowered to modify such provision and to substitute for such unenforceable provision such limitation or provision of a maximum scope as the court then deems reasonable and judicially enforceable and the Parties agree that such substitute provision shall be as enforceable as if set forth initially in this Agreement. Any such substitute provision shall be applicable in which the original provision was determined to be unenforceable. However, in the event that such court declines to modify such provisions, then the Parties will in good faith negotiate a modification to the provision to the minimum extent necessary to render it valid and enforceable in conformity with the Parties’ intent as manifested herein.

14.7 Headings; Jointly Drafted Agreement. Headings used herein are for reference purposes only and neither limit nor amplify the terms and conditions herein. The Parties jointly prepared this Agreement, and no presumption or inference shall be applied as against either Party as the drafter hereof.

14.8 Independent Contractors. The relationship between Shire and Synageva created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

relationship between the Parties. No Party is a legal representative of another Party, and no Party has the right to assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of another Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

14.9 Entire Agreement; Amendment; English Language. This Agreement, together with its Exhibits, which are hereby incorporated by reference, contains the full understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. It may not be modified or amended except by a writing signed by both Parties identified as an amendment to this Agreement. In the event that a translation of this Agreement is prepared and signed by the Parties, this English language version shall be the official version and shall govern if there is a conflict between the two.

14.10 Waiver. The waiver by either Party of any right, claim, or breach by the other Party must be in written form and signed by the Party against whom the waiver is charged, and it shall not be construed as a waiver of any succeeding right, claim, or breach.

14.11 Counterparts. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages any of which may be executed by less than all of the Parties, provided that each Party executes at least one such duplicate or duplicate signature page. Signatures delivered by facsimile or as attachments to emails shall be effective as originals.

14.12 No Third Party Beneficiaries. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their successors and permitted assigns. It is not intended to and shall not confer any rights or remedies upon any other person or entity, except that any Indemnitees are intended third party beneficiaries of Article 12 hereof and may enforce those sections thereof that are for their benefit.

14.13 Arbitration. Any arbitration described in Section 11.3.2(a) hereof shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date of this Agreement (the “Rules”), and in accordance with the Expedited Procedures in those Rules, except as otherwise provided in this Section 14.13. The location of the arbitration shall be Boston, Massachusetts, and the language of the arbitration shall be English. Synageva shall initiate an arbitration by delivering a demand for arbitration to JAMS and shall serve a copy thereof upon Shire, pursuant to Rule 5 of the Rules. The arbitration shall be conducted before a panel of three (3) arbitrators, selected pursuant to this Section 14.13. Within ten (10) days after Synageva serves the demand for arbitration upon Shire, each Party shall select one (1) person to act as an arbitrator. Each Party-appointed arbitrator: (i) shall be neutral under the Rules, (ii) shall not have and, in the prior two (2) years shall not have had, any pending or anticipated material commercial or other business relationship with either Party or any of its Affiliates; and (iii) shall be an active or retired attorney, or a retired judge, in either case a member of the bar of the Commonwealth of Massachusetts or the State of New York with at least fifteen (15) years of experience in the negotiation of, or litigation with respect to, commercial contract disputes,

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

including (to the extent reasonably practicable after diligent effort) experience with matters in the pharmaceutical or biotechnology industry. The two Party-appointed arbitrators shall, within twenty one (21) days after the second of them being appointed, jointly select the third arbitrator, who shall act as the Chair, and such third arbitrator shall satisfy each of the requirements in clauses (i)-(iii) of the immediately preceding sentence, except that clause (iii) shall be modified to require at least twenty (20) years of such experience. If the arbitrators appointed by the Parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be appointed by JAMS in accordance with the Rules, except that any JAMS-appointed third arbitrator (who shall act as the chair) shall satisfy each of the requirements in clauses (i)-(iii) of the immediately preceding sentence. Within ten (10) days after the date of the establishment of the arbitration panel, Synageva shall submit to JAMS and serve upon Shire its notice of claim as described in Rule 9 of the Rules. Rule 17 of the Rules shall not apply to the arbitration, and the arbitration panel shall not permit any other pre-hearing discovery. Within seven (7) days thereafter, Shire shall submit to JAMS and serve upon Synageva its response, including any defenses and counterclaims, as described in Rule 9 of the Rules. Within 10 (10) days thereafter, Synageva shall submit to JAMS and serve upon Shire a response to any counterclaims, including any defenses, as described in Rule 9 of the Rules. The arbitration panel shall be empowered only to: (i) determine if Synageva breached any of its payment obligations to Shire under this Agreement as set forth in a written notice from Shire to Synageva describing such claimed breach and demanding that Synageva cure such breach, as described in Section 11.3.2(a) hereof; (ii) determine if Synageva cured such claimed breach; (iii) if Synageva did not cure such claimed breach, the amount of damages, if any, owed by Synageva to Shire as a result of such breach (as limited by Section 12.5 hereof). The final arbitral award shall allocate between the Parties as the arbitration panel deems equitable the compensation, costs and fees in connection with the arbitration described in Rules 24 and 31 of the Rules. The final award shall be a reasoned award. The award of the arbitration panel shall be final and binding upon the Parties, subject to Rules 24(j), 24(k) and 25 of the Rules, it being agreed that with respect to Rules 24(k) and 25 of the Rules, neither Party will institute an Optional Arbitration Appeal or judicial proceedings to modify or vacate such award.

[Signature page follows.]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as of the Effective Date.

SYNAGEVA BIOPHARMA CORP.	SHIRE AG

/s/ Stephen Mahoney	/s/ Iain Ward
Signature	Signature

Stephen Mahoney	Iain Ward
Printed Name	Printed Name

General Counsel	VP, Senior Counsel
Title	Title

CHMC has reviewed this Exclusive Sublicense Agreement, agrees that it is consistent with the terms of the CHMC Agreement, and hereby consents to Shire’s entry into this Agreement with Synageva. In addition, CHMC agrees that Synageva will be an intended third party beneficiary of the CHMC Agreement with the right to enforce the CHMC Agreement against CHMC.

Acknowledged and agreed:

CHILDREN’S HOSPITAL MEDICAL CENTER

/s/ Arnold W. Strauss
Signature

Arnold W. Strauss, M.D.
Printed Name

Director, CCEF
Title

[Signature Page to the Exclusive Sublicense Agreement]

Exhibit A

Family 1 Patents, Family 3 Patents and Family 4 Patents

Family 1 Patents
Patent No	Serial No	Patent Title	Country	File Date	Issue Date	Status	Tech ID
	60/180,362	Enzyme Therapy for Atherosclerosis	US	02/04/2000		Expired	1999-1220
	01906927.7	Lipid Hydrolysis Therapy for Atherosclerosis and Related Diseases	Germany	02/02/2001		Issued	1999-1220
	01906927.7	Lipid Hydrolysis Therapy for Atherosclerosis and Related Diseases	Spain	02/02/2001		Issued	1999-1220
	01906927.7	Lipid Hydrolysis Therapy for Atherosclerosis and Related Diseases	Italy	02/02/2001		Issued	1999-1220
	01906927.7	Lipid Hydrolysis Therapy for Atherosclerosis and Related Diseases	France	02/02/2001		Issued	1999-1220
1267914	01906927.7	Lipid Hydrolysis Therapy for Atherosclerosis and Related Diseases	European Union	02/02/2001	04/29/2009	Issued	1999-1220
6849257	09/775,517	Lipid Hydrolysis Therapy for Atherosclerosis and Related Diseases	US	02/02/2001	02/01/2005	Issued	1999-1220
	PI0108077-6	Lipid Hydrolysis Therapy for Atherosclerosis and Related Diseases	Brazil	02/02/2001		Pending	1999-1220
	2,398,995	Lipid Hydrolysis Therapy for Atherosclerosis and Related Diseases	Canada	02/02/2001		Pending	1999-1220
	PCT/US2001/03481	Lipid Hydrolysis Therapy for Atherosclerosis and Related Diseases	PCT	02/02/2001		Expired	1999-1220
	2001-556495	Lipid Hydrolysis Therapy for Atherosclerosis and Related Diseases	Japan	02/02/2001		Abandoned	1999-1220
	01906927.7	Lipid Hydrolysis Therapy for Atherosclerosis and Related Diseases	United Kingdom	02/02/2001		Issued	1999-1220
	10/776,797	Lipid Hydrolysis Therapy for Atherosclerosis and Related Diseases	US	02/11/2004		Abandoned	1999-1220
	12/683,265	Gene-Based Lysosomal Acid Lipase Therapy for Atherosclerosis and Related Diseases	US	01/06/2010		Pending	1999-1220
	11/653,147	Gene-Based Lipid Hydrolysis Therapy for Atherosclerosis and Related Diseases	US	01/12/2007		Pending	1999-1220
Family 3 Patents
Patent No	Serial No	Patent Title	Country	File Date	Issue Date	Status	Tech ID
	PCT/US2012/025233	Methods for Treating Lysosomal Acid Lipase Deficiency	PCT	2/15/2012		Pending	2011-0202
	61/443,079	Methods for Treating Lysosomal Acid Lipase Deficiency	US	2/16/2011		Expired	2011-0202

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Family 4 Patents
Patent No	Serial No	Patent Title	Country	File Date	Issue Date	Status	Tech ID
	60/715,036	Lysosomal Acid Lipase Therapy for NASH and Related Diseases	US	09/08/2005		Expired	2005-0504
	PCT/US2006/034044	Lysosomal Acid Lipase Therapy for NAFLD and Related Diseases	PCT	08/31/2006		Expired	2005-0504
	12/065,975	Lysosomal Acid Lipase Therapy for NAFLD and Related Diseases	US	08/04/2008		Pending	2005-0504

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit B

Family 2 Patents

Serial No	Patent Title	Country	File Date	Status
PCT/US2012/025239	Methods for Treating Lysosomal Acid Lipase Deficiency	PCT	2/15/2012	Pending
61/443,179	Methods for Treating Lysosomal Acid Lipase Deficiency	US	2/15/2011	Pending

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit C

Synageva Product Patents

Publication Number	Application Number	Case Title	Country/Region	Filing Date	Case Status	Case Reference
	2011242461	LYSOSOMAL STORAGE DISEASE ENZYMES	Australia	4/23/2011	Pending	079/AU
	112012027143-1	LYSOSOMAL STORAGE DISEASE ENZYMES	Brazil	4/23/2011	Pending	079/BR
	2,796,607	LYSOSOMAL STORAGE DISEASE ENZYMES	Canada	4/23/2011	Pending	079/CA
	201180031009.3	LYSOSOMAL STORAGE DISEASE ENZYMES	China	4/23/2011	Pending	079/CN
	11772834.5	LYSOSOMAL STORAGE DISEASE ENZYMES	European Patent	4/23/2011	Pending	079/EP
	8994/DELNP/2012	LYSOSOMAL STORAGE DISEASE ENZYMES	India	4/23/2011	Pending	079/IN
	PCT/US2011/033699	LYSOSOMAL STORAGE DISEASE ENZYMES	Japan	4/23/2011	Pending	079/JP
	KR 10-2012-7030540	LYSOSOMAL STORAGE DISEASE ENZYMES	Korea (South)	4/23/2011	Pending	079/KR
	MX/a/2012/012356	LYSOSOMAL STORAGE DISEASE ENZYMES	Mexico	4/23/2011	Pending	079/MX
	2012149936	LYSOSOMAL STORAGE DISEASE ENZYMES	Russian Federation	4/23/2011	Pending	079/RU
	13/642,790	LYSOSOMAL STORAGE DISEASE ENZYMES	United States of America	4/23/2011	Pending	079/US
WO 2011/133960	PCT/US2011/033699	LYSOSOMAL STORAGE DISEASE ENZYMES/WO	International Patent-PCT	4/23/2011	Pending	079/WO
	61/343,177	LYSOSOMAL STORAGE DISEASE ENZYMES	United States of America	4/23/2010	Lapsed	079P
	61/396,376	LYSOSOMAL STORAGE DISEASE ENZYMES	United States of America	5/26/2010	Lapsed	079PA
	61/456,014	LYSOSOMAL STORAGE DISEASE ENZYMES	United States of America	10/29/2010	Lapsed	079PB
	61/432,372	LYSOSOMAL STORAGE DISEASE ENZYMES	United States of America	1/13/2011	Lapsed	079PC
	20110103302	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Argentina	9/9/2011	Pending	080/AR
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Australia	9/9/2011	Pending	080/AU
	BR112013005673-8	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Brazil	9/9/2011	Pending	080/BR
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Canada	9/9/2011	Pending	080/CA
	00664-2013	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Chile	9/9/2011	Pending	080/CL
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	China	9/9/2011	Pending	080/CN

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Publication Number	Application Number	Case Title	Country/Region	Filing Date	Case Status	Case Reference
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Colombia	9/9/2011	Pending	080/CO
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Egypt	9/9/2011	Pending	080/EG
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	European Patent	9/9/2011	To be filed by April 9, 2013	080/EP
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Indonesia	9/9/2011	To be filed by April 9, 2013	080/ID
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Israel	9/9/2011	Pending	080/IL
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	India	9/9/2011	Pending	080/IN
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Japan	9/9/2011	Pending	080/JP
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Korea (South)	9/9/2011	To be filed by April 9, 2013	080/KR
	MX/a/2013/002704	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Mexico	9/9/2011	Pending	080/MX
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	New Zealand	9/9/2011	To be filed by April 9, 2013	080/NZ
	2013110491	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Russian Federation	9/9/2011	Pending	080/RU
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Singapore	9/9/2011	Pending	080/SG
	1301001156	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Thailand	9/9/2011	Pending	080/TH
	100132633	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Taiwan	9/9/2011	Pending	080/TW

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Publication Number	Application Number	Case Title	Country/Region	Filing Date	Case Status	Case Reference
	Not yet available	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	Ukraine	9/9/2011	To be filed by April 9, 2013	080/UA
US 2012-0064055A1	13/229,558	METHODS FOR TREATING LYSOSOMAL ACID LIPASE DEFICIENCY IN PATIENTS	United States of America	9/9/2011	Pending	080/US
WO 2012/050695	PCT/US2011/051096	METHODS FOR TREATING LYSOSOMAL ACID LIPASE DEFICIENCY IN PATIENTS	International Patent-PCT	9/9/2011	Pending	080/WO
	61/403,011	METHODS FOR TREATING WOLMAN DISEASE AND CHOLESTERYL ESTER STORAGE DISEASE	United States of America	9/9/2010	Lapsed	080P/US
	PCT/US2013/28688	TRUNCATED LYSOSOMAL ACID LIPASE	International Patent-PCT	3/1/2013	Pending	085/WO
	61/605,850	TRUNCATED LYSOSOMAL ACID LIPASE	United States of America	3/2/2012	Lapsed	085P/US

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit D

Second Family 1 Patent Claim

65. A method for treatment of cholesteryl ester storage disease in a mammal comprising the step of administering to the mammal a safe and effective amount of lysosomal acid lipase by intravenous infusion, wherein said administration step results in activity of said lysosomal acid lipase in the lysosomes of cells of the small intestine, or both the lysosomes of the cells of the small intestine and the lysosomes of the cells of the liver, wherein said activity is present in an amount sufficient to reduce cholesteryl ester and/or triglyceride storage in said small intestine or in both small intestine and liver; and wherein the lysosomal acid lipase comprises an oligosaccharide terminated N-acetylglycosylation residue comprising a mannose residue.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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